October 17, 1996

Kemper State Tax-Free Income Series
120 South LaSalle Street
Chicago, Illinois  60603

Re: Rule 24f-2 for Kemper State Tax-Free Income Series (the "Fund") File No. 2-81549


Ladies and Gentlemen:

     Reference is made to your Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended August 31, 1996. Reference is also made to the 23,625,482 shares (which includes 17,134,510 shares of the Kemper California Tax-Free Income Fund, 1,645,954 shares of the Kemper Florida Tax-Free Income Fund, 175,093 shares of the Kemper Michigan Tax-Free Income Fund, 215,060 shares of the Kemper New Jersey Tax-Free Income Fund, 2,906,066 shares of the Kemper New York Tax-Free Income Fund, 1,065,500 shares of the Kemper Ohio Tax-Free Income Fund, 315,733 shares of the Kemper Pennsylvania Tax-Free Income Fund and
167,566 shares of the Kemper Texas Tax-Free Income Fund (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

     Assuming that the Fund's Amended and Restated Agreement and
Declaration of Trust dated October 24, 1985, as amended on May 27, 1994, the Written Instrument Establishing and Designating Kemper Michigan Tax-
Free Income Fund, Kemper New Jersey Tax-Free Income Fund and Kemper Pennsylvania Tax-Free Income Fund dated March 6, 1995, and the By-Laws of the Fund, as last amended on July 17, 1990 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 10, 1985, January
25, 1991, July 30, 1991, March 31, 1992 and December 8, 1994 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon opinions dated September 25, 1985, November 18, 1985,
February 20, 1991, October 28, 1991 and March 13, 1995 from Ropes & Gray of Boston, Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus.

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

Sincerely,

/s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

VEDDER, PRICE, KAUFMAN & KAMMHOLZ
DAS:cj